FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer

Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Elects George Richmond Vice Chairman and Names New Chairman

St. Louis, MO., October, 22, 2008 – Young Innovations, Inc. (NASDAQ – YDNT) today announced that George Richmond, 75, has resigned as Chairman of the Board of Directors effective October 20, 2008. Mr. Richmond will continue to serve on the Board as Vice Chairman. The Board of Directors elected Alfred Brennan, who has served as the Company’s Chief Executive Officer since 2002, to the position of Chairman of the Board, effective October 20, 2008.

Mr. Richmond stated, “I am proud that we have built a strong company with a sound platform for future growth. I am honored to have been the leader of this organization and I leave my position as Chairman with tremendous confidence in Young Innovation’s management team. I am confident that the Company will continue to thrive and I look forward to my continued contributions.”

Alfred Brennan noted, “We are very appreciative of the service, commitment and leadership that Mr. Richmond provides to the Company. Over the last 47 years, Mr. Richmond transformed a small dental company into a market-leading dental manufacturer. We are delighted that he will continue to contribute to the future success of the Company.”

Young Innovations develops, manufactures, and markets supplies and equipment used by dentists, dental hygienists, dental assistants, and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators, and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.